Exhibit 99.1


                       Deckers Outdoor Corporation Reports
          Record Fourth Quarter and Fiscal Year 2005 Financial Results


    GOLETA, Calif.--(BUSINESS WIRE)--Feb. 28, 2006--Deckers Outdoor Corporation (NASDAQ:DECK):

    --  Fourth Quarter Revenue Increases 22.6% to a Record $91.0
        Million

    --  Fourth Quarter Diluted EPS Increases 30.6% to a Record $0.94

    --  Raises Fiscal 2006 Sales Guidance to $260 to $270 Million

    --  Raises Low-End of Previous Fiscal 2006 EPS Guidance Range to
        $2.05 to $2.15

    Deckers Outdoor Corporation (NASDAQ: DECK) today announced record financial results for the fourth quarter and fiscal year ended December 31, 2005.
    For the quarter ended December 31, 2005, net sales increased 22.6% to a record of $91.0 million versus $74.2 million in the same period last year. Net earnings for the quarter increased to $12.1 million, compared to net earnings of $9.2 million last year, and earnings per diluted share increased 30.6% to $0.94, versus earnings per diluted share of $0.72 in the fourth quarter of 2004.
    For the year ended December 31, 2005, net sales increased 23.3% to a record $264.8 million versus $214.8 million last year. Net earnings for the year increased to $31.8 million, compared to net earnings of $25.5 million a year ago, and earnings per diluted share increased 18.1% to $2.48, versus earnings per diluted share of $2.10 in fiscal 2004.
    The results for both the fourth quarter and the year ended December 31, 2005 include incremental income tax expense of approximately $300,000 related to the Company's repatriation of overseas earnings under Section 965 of the American Jobs Creation Act of 2004.
    Angel Martinez, President & Chief Executive Officer, stated, "Our fourth quarter results were much stronger than we anticipated and represent a great finish to another record year for our Company. Our top-line performance was once again driven by robust sales of our entire UGG product line, including our heritage Classic and Ultra styles, our new Metropolitan Collection, our men's and women's slippers and casuals, and our kids' product. In addition, our improved inventory position versus a year ago allowed us to significantly reduce shipping costs which helped contribute to the 170 basis point gain in gross margin for the fourth quarter."
    Including sales from both the wholesale divisions and the consumer direct (our Internet, catalog and retail outlet division) business, Teva net sales for the fourth quarter were $11.3 million compared to $11.8 million in the same period last year. UGG net sales increased 30.4% to $78.5 million versus $60.2 million a year ago, driven by strong sales across the board. Simple sales decreased 44.4% to $1.2 million for the fourth quarter compared to $2.2 million for the same period last year, as the fourth quarter of 2004 included approximately $1.0 million of sales of the Simple sheep offering, a program which the Company discontinued in late 2004. Sales for the consumer direct business, which are included in the brand sales numbers above, increased 153.4% to $15.2 million for the fourth quarter of 2005 compared to $6.0 million for the fourth quarter of 2004 due to greater availability of UGG product in 2005, the addition of our first true retail outlet store, and consumers' increased reliance on the Internet as a source for holiday purchases.
    For the year ended December 31, 2005, Teva net sales were $85.2 million compared to $88.2 million in 2004, UGG net sales in 2005 increased 47.7% to $171.6 million versus $116.2 million last year, and Simple net sales were $7.9 million compared to $10.3 million a year ago. Net sales for the consumer direct business, which are included in the brand sales numbers above, aggregated approximately $27.1 million for the year ended December 31, 2005, up 36.2% from $19.9 million for 2004.
    Mr. Martinez further stated, "Fiscal 2005 was a tremendous year for UGG as the brand delivered its eighth consecutive year of double digit growth. This was achieved through several important initiatives, including significantly diversifying our product offering with the introduction of new collections, expanding our penetration within our key channels of distribution, and more effectively managing our inventories. Looking ahead, we are focused on building on our positive momentum as we look to increase UGG's selling season, further enhance our men's offering, and broaden our presence overseas."
    "While Teva's sales were down slightly year-over-year, we are very encouraged by our initial results aimed at reducing the brand's dependency on warm weather," continued Mr. Martinez. "To that end, we have had good response to our Fall 2006 product offering and will continue to make key investments in research and development in order to more effectively leverage our proprietary technologies and create a more complete line of closed-toe footwear. In addition, for 2006 we have increased our worldwide marketing expenditures as we look to revitalize our presentation at retail and attract a younger consumer to the brand, building on our foundation as an authentic outdoor performance brand."
    "With regard to Simple, we experienced meaningful gains in gross margins in 2005 driven by strong retail sell through of our original sneakers and clogs. For 2006, we are expecting double digit growth for the brand as we introduce new athletically inspired casual products, launch our new "9 to 5" collection of leather casual footwear and begin deliveries of our highly-anticipated Green Toe collection of environmentally friendly footwear."
    Gross margin was comparable at 42.1% for the years ended December 31, 2005 and 2004. Selling, general and administrative expenses ("SG&A") increased to $59.3 million in 2005 compared $48.0 million in 2004 and was comparable as a percentage of sales at 22.4% in 2005 compared to 22.3% in 2004. The resulting operating margins were 19.7% in fiscal 2005 versus 19.8% in 2004.
    Overall, inventories decreased to $33.4 million at December 31, 2005 from $66.8 million at September 30, 2005, and compared to $30.3 million at December 31, 2004. UGG inventories were $17.7 million at December 31, 2005 compared to $13.0 million at December 31, 2004; Teva inventories decreased to $11.3 million at December 31, 2005 compared to $14.9 million at December 31, 2004; and, Simple inventories increased to $4.4 million at December 31, 2005 compared to $2.3 million at December 31, 2004. In addition, the Company ended fiscal 2005 with approximately $50.7 million in cash on the balance sheet compared to $10.4 million at the end of fiscal 2004.
    Deckers also increased its guidance for fiscal 2006. The Company now expects net sales to range from $260 million to $270 million compared to its previous guidance of $255 million to $265 million. The Company also raised the low end of its previous earnings per diluted share guidance and now expects to report earnings of $2.05 to $2.15 per diluted share. The Company also reiterated its comfort with its previous guidance for the first quarter of 2006 of net sales in the range of $48 million to $50 million and earnings per diluted share of $0.22 to $0.24.
    The fiscal 2006 guidance includes approximately $700,000 of additional stock compensation expense related to the adoption of Statement of Financial Accounting Standards No. 123R, effective January 1, 2006.
    Mr. Martinez concluded, "Over the past 12 months we implemented a number of key initiatives to better position Deckers for the future. These included solidifying our management team, restructuring our international business, and making important investments to our operating platform. We move forward with three powerful brands, a strong balance sheet, and an organization more focused than ever on executing our strategic plan in order to take this Company to the next level."
    Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva(R), Simple(R) and UGG(R) brand names, which are also its registered trademarks.

    All statements in this press release that are not historical facts are forward-looking statements, including statements about the near- and long-term prospects for the Company and its brands; the Company's expectations regarding net sales and earnings per diluted share for the first quarter of 2006 and the full year ending December 31, 2006; the Company's expectations for a double-digit sales increase in 2006 for Simple; the Company's plans to build on its positive momentum, to increase UGG's selling season, to further enhance its UGG men's offering and to broaden its presence overseas; the Company's ability to reduce Teva's dependency on warm weather; the Company's expectations to make key investments in research and development in order to more effectively leverage its proprietary technologies and create a more complete line of closed-toe footwear; and the Company's expectations to increase worldwide marketing expenditures, to revitalize its presentation at retail and to attract younger consumers, among others. These forward-looking statements are inherently uncertain and are based on the Company's expectations as of today, February 28, 2006. No one should assume that any forward-looking statement made by the Company will remain consistent with the Company's expectations after the date the forward-looking statement is made. In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Many of the risks, uncertainties and other factors are discussed in detail in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Among the factors which could affect our financial condition and results of operations are the following: our ability to anticipate fashion trends; whether the UGG brand will continue to grow at the rate it has experienced in the recent past; possible shortages in top grade sheepskin or interruption in the supply of other materials, which could interrupt product manufacturing and increase product costs; the risk on how our licensees will perform under their licenses; the risk that we are unable to accurately forecast consumer demand; the risk that retailers could postpone or cancel existing orders; the sensitivity of the footwear industry to changes in general economic conditions; whether we are successful in continuing to implement our growth strategy; the success of our customers; our ability to protect our intellectual property; our ability to develop and patent new technologies as our existing patents expire; the difficulty of matching inventory to future customer demand; the risk that counterfeiting can harm our sales or our brand image; our dependence on independent manufacturers to supply our products; the availability of products, which can affect our ability to fulfill our customers' orders; the risk that raw materials do not meet our specifications or that the prices of raw materials may increase, which would potentially cause a high return rate, a loss of sales or a reduction in our gross margins; risks of international commerce resulting from our reliance on manufacturers outside the U.S.; the risk that our manufacturers, suppliers or licensees might fail to conform to labor laws or to our ethical standards; the need to secure sufficient and affordable sources of raw materials; our reliance on licensing partners to expand our business; the challenge of managing our brands for growth; currency risk; delays and unexpected costs that can result from customs regulations; the sensitivity of our sales, particularly of the Teva(R) and UGG(R) brands, to seasonal and weather factors; our reliance on independent distributors in international markets; legal compliance challenges and political and economic risk in our international markets; the potential impact of litigation; the effect of consolidations and restructurings on our customers in the footwear industry; intense competition within the footwear industry; the threat that terrorism could disrupt commerce in the U.S. and abroad; our ability to defend attacks on the validity of our intellectual property; and our ability to register and protect our intellectual property in expanding product and geographic markets. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company intends to continue its practice of not updating projections until its next quarterly results announcement. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, the Company's Quarterly Reports on Form 10-Q, the Company's Current Reports on Form 8-K or this news release.




                      DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
                 Condensed Consolidated Balance Sheets
                              (Unaudited)


                                          December 31,   December 31,
    Assets                                    2005           2004
                                         -------------- --------------

Current assets:
 Cash and cash equivalents                $ 50,749,000     10,379,000
 Short-term investments                      2,500,000     15,475,000
 Trade accounts receivable, net             40,918,000     40,226,000
 Inventories                                33,374,000     30,260,000
 Prepaid expenses and other current assets   1,364,000      1,491,000
 Deferred tax assets                         5,949,000      3,240,000
                                         -------------- --------------
   Total current assets                    134,854,000    101,071,000

Property and equipment, at cost, net         4,711,000      2,838,000
Intangible assets, less applicable
 amortization                               70,009,000     70,319,000
Other assets                                    52,000        592,000
                                         -------------- --------------

                                         $ 209,626,000    174,820,000
                                         ============== ==============

    Liabilities and Stockholders' Equity

Current liabilities:
 Trade accounts payable                   $ 14,506,000     16,524,000
 Accrued expenses                            6,095,000      7,968,000
 Income taxes payable                        7,133,000      6,725,000
                                         -------------- --------------
   Total current liabilities                27,734,000     31,217,000
                                         -------------- --------------

Deferred tax liabilities-noncurrent          4,337,000      2,607,000

Stockholders' equity:
 Common stock                                  124,000        122,000
 Additional paid-in capital                 76,788,000     71,959,000
 Retained earnings                         100,436,000     68,591,000
 Accumulated other comprehensive income        207,000        324,000
                                         -------------- --------------
   Total stockholders' equity              177,555,000    140,996,000
                                         -------------- --------------

                                         $ 209,626,000    174,820,000
                                         ============== ==============


                      DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
             Condensed Consolidated Statements of Earnings
                              (Unaudited)


                   Three-month period ended         Year ended
                         December 31,              December 31,
                   ---------------------------------------------------
                       2005         2004         2005         2004
                   ------------ ------------ ------------ ------------

Net sales          $90,963,000   74,172,000  264,760,000  214,787,000
Cost of sales       54,047,000   45,286,000  153,238,000  124,354,000
                   ------------ ------------ ------------ ------------
 Gross profit       36,916,000   28,886,000  111,522,000   90,433,000

Selling, general
 and administrative
 expenses           17,742,000   14,684,000   59,254,000   47,971,000
                   ------------ ------------ ------------ ------------
 Earnings from
  operations        19,174,000   14,202,000   52,268,000   42,462,000

Other expense
 (income):
 Interest, net         (75,000)     (25,000)      29,000    2,236,000
 Other                  (1,000)       3,000       (4,000)       3,000
                   ------------ ------------ ------------ ------------
Earnings before
 income tax expense 19,250,000   14,224,000   52,243,000   40,223,000

Income tax expense   7,174,000    4,976,000   20,398,000   14,684,000
                   ------------ ------------ ------------ ------------

Net earnings       $12,076,000    9,248,000   31,845,000   25,539,000
                   ============ ============ ============ ============


Net earnings per
 share:
 Basic             $      0.97         0.78         2.58         2.32
 Diluted                  0.94         0.72         2.48         2.10
                   ============ ============ ============ ============

Weighted-average
 shares:
 Basic              12,406,000   11,894,000   12,349,000   11,005,000
 Diluted            12,900,000   12,817,000   12,866,000   12,142,000
                   ============ ============ ============ ============



    CONTACT: Deckers Outdoor Corporation
             Scott Ash, 805-967-7611
              or
             Investor Relations:
             Integrated Corporate Relations, Inc.
             Chad A. Jacobs/Brendon E. Frey, 203-682-8200